MHA
PETROLEUM
CONSULTANTS

Reserve and Economic Evaluation
Ant Hill Unit
Rio Blanco County, Colorado

Prepared for

Eden Energy Corporation

February 2009

MHA Petroleum Consultants, Inc.

February 13, 2009

Mr. Larry Kellison, COO
Eden Energy Corp.
518 17th Street, Suite 1000
Denver, CO 80202

Dear Mr. Kellison:

At your request, MHA Petroleum Consultants, Inc. (MHA) has evaluated the producing wells and future well locations in Eden Energy Corp's (Eden) Ant Hill Unit in Rio Blanco County, Colorado. Eden has earned 640 gross acres located just north of the White River Dome Field in the northeastern portion of the Piceance Basin (Figure 1). This is a Mesaverde play targeting the Williams Fork Formation and the Cameo coals in T 2 N – R 96 W. Eden has drilled 8 producing wells and intends to drill 8 immediate offsets to those producers.

The table below presents the results of MHA's analysis with an effective date of January 1, 2009. A discussion of methodology, reserve assignment, and economics follows the Table.

Eden Energy Corp.
Reserves as of January 1, 2009
Estimated Net Reserve and Income Data

	Gross Oil MBO	Gross Gas MMcf	Gross NGL MMbls	Net Oil MBO	Net Gas MMcf	Net Gas NGL	Undisc. Net Cash Flow, M$	Disc Net Income M$, @10%
PDP	96.0	4,767.8	63.12	65.3	2,204.4	42.96	7,522.7	4,742.9
PUD	167.0	10,529.7	134.92	134.2	5,808.3	108.42	4,770.3	-1,304.1
Total	**263.0**	**15,297.5**	**198.05**	**199.5**	**8,012.7**	**151.38**	**12,293.0**	**3,438.8**

Numbers in the above table may not exactly match economic output due to rounding.

Introduction

Eden has earned 640 gross acres with 8 producing wells and 8 additional proved undeveloped well locations. This play targets the Cretaceous Mesaverde Group; primarily from coals and sandstones of the Williams Fork Formation. Gas is produced from both the coals and sandstones and tends to have a fairly low BTU value with relatively high concentrations of CO_2.

Both sandstones and coals have low permeability and are both vertically and laterally discontinuous. The gross interval of the gas charged portion of the Williams Fork is over 1000 feet and in this area ranges from 7600 to 8400 feet in depth. Commercial wells require multiple staged fracture treatments with each stage targeting upwards of several hundred feet of gross interval.

Reserve Assignment

Reserves were assigned to the producing wells based upon their individual well performance, utilizing decline analysis in forecasting future production (Figures 2-9).

There are 8 proved undeveloped well locations assigned as direct offsets to each of the producing wells. Reserves for these locations were based upon the decline from trend analysis and an estimated initial production rate of 2 MMcf/day. The 8 locations are scheduled for drilling in 2012 to 2014. Note that the estimated ultimate recovery for these 8 locations is anticipated to be a bit higher than the currently producing wells. This is due to the knowledge gained from completing the first 8 wells and applying the most appropriate completion fracture technology and fluid mechanics to future wells.

Oil production and natural gas liquids were assigned on the basis of actual production numbers and proximity to current producers (Table 1).

Economics

Economics were run using the following parameters:

Gas price:	$4.5946 (CIG Mainline 12/31/08)
Gas price differential:	see Table 1
Oil Price:	$24.58 (Colorado Western 12/31/08)
NGL Price:	$28.09 (U.S. Midcontinent Spot Price 12/31/08)
Operating costs:	see Table 1
Drilling and completion costs:	$2,000,000.00/well
Oil severance tax:	4.57%
Gas severance tax	4.00%
Ad valorem tax:	0% - EnCana pays revenue net of ad valorem taxes
Shrink	see Table 1

Ownership was provided by Eden and was not verified by MHA but accepted as represented. Drilling and completion costs were based upon AFEs supplied by Eden and historical costs. Operating costs were based upon historical costs and what is seen as the norm for Piceance gas operations in Colorado.

Gas volumes were adjusted by a shrink and appropriate BTU content for each well. Undeveloped locations incorporated BTU content of offset wells.

Summary and individual well economics are presented in Appendix A. Table 2 presents a one line summary for all properties

Statement of Risk

The accuracy of reserve and economic evaluations is always subject to uncertainty. The magnitude of this uncertainty is generally proportional to the quantity and quality of data available for analysis. As a well matures and new information becomes available, revisions may be required which may either increase or decrease the previous reserve assignments. Sometimes these revisions may result not only in a significant change to the reserves and value assigned to a property, but also may impact the total company reserve and economic status. The reserves and forecasts contained in this report were based upon a technical analysis of the available data using accepted geological, geophysical, and engineering principles. However, they must be accepted with the understanding that further information and future reservoir performance subsequent to the date of the estimate may justify their revision. It is MHA's opinion that the estimated proven reserves and other reserve information as specified in this report are reasonable, and have been prepared in accordance with generally accepted petroleum engineering and evaluation principles, as set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information, promulgated by the Society of Petroleum Engineers. Notwithstanding the aforementioned opinion, MHA makes no warranties concerning the data and interpretations of such data. In no event shall MHA be liable for any special or consequential damages arising from Eden's use of MHA's interpretation, reports, or services produced as a result of its' work for Eden.

Neither MHA, nor any of our employees, have any interest in the subject properties. Neither the employment to do this work, nor the compensation, is contingent on the results contained in this report.

This report was prepared for the exclusive use of Eden and will not be released by MHA to any other parties without Eden's written permission. The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices.

It has been a pleasure preparing this report. Please call with any questions you may have.

Sincerely,

LSO'Connor

Leslie S. O'Connor
President